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                                                                      EXHIBIT 11

                  MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

         COMPUTATION OF PRIMARY AND FULLY DILUTED PER SHARE EARNINGS (LOSS)

                         (INCLUDING EFFECT OF FULL DILUTION)

                                                                 (IN THOUSANDS EXCEPT AS INDICATED)
                                                                  1996          1995         1994
                                                                ---------    ----------    ---------
Shares for computation of primary and fully diluted earnings per share:
     Weighted average number of shares outstanding..........      160,600       159,600      158,800
     Common stock equivalents:
       Convertible debentures(1)............................        4,200        --            4,200
       Stock options(1).....................................        1,300        --              800
                                                                 --------     ---------     --------
            Total shares for primary earnings per share
               computation..................................      166,100       159,600      163,800
                                                                 ========     =========     ========
Income from continuing operations...........................     $295,200     $ 200,050     $172,710
Add back of debenture interest, net(1)......................        5,880        --            5,880
                                                                 --------     ---------     --------
Earnings from continuing operations per common share, as
  adjusted..................................................      301,080       200,050      178,590
Discontinued operations:
  Income from operations....................................       --             8,270       20,990
  Loss on disposition, net..................................       --          (650,000)      --
                                                                 --------     ---------     --------
            Earnings (loss) attributable to common stock....     $301,080     $(441,680)    $199,580
                                                                 ========     =========     ========
Primary and fully diluted earnings (loss) per common share:
  Continuing operations.....................................        $1.81        $ 1.25        $1.09
  Discontinued operations:
     Income from operations.................................       --               .05          .13
     Loss on disposition, net...............................       --             (4.07)      --
                                                                 --------     ---------     --------
            Primary and fully diluted earnings per share
               (in dollar amounts)..........................        $1.81        $(2.77)       $1.22
                                                                 ========     =========     ========
            Earnings per share as reported..................        $1.84        $(2.77)       $1.22
                                                                 ========     =========     ========
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(1) Common stock equivalents have an anti-dilutive effect in 1995 and dilutive influences are less than 3% in 1996 and 1994.